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                   AMENDMENT TO BYLAWS ADOPTED APRIL 20, 1994

RESOLVED, by the Board of Directors of Washington Energy Company that this Corporation's Amended and Restated Bylaws be and are hereby further amended by adding a new Section 2 in Article III to read as follows:

Section 2. Nominations for Directors at Annual Meetings of Stockholders.

         (a) Nominations of candidates for election as Directors at an annual meeting of stockholders may only be made (i) by, or at the direction of, the Board of Directors, or (ii) by any stockholder of the Corporation who is entitled to vote at the meeting and who complies with the procedures set forth in the remainder of this Section 2.

         (b) If a stockholder proposes to nominate one or more candidates for election as Directors at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal office of the Corporation not less than seventy (70) days prior to the date scheduled for the annual meeting (regardless of any postponements, deferrals or adjournments of that meeting to a later date), or, if notice or public disclosure of the date scheduled for the annual meeting is not given or made at least eighty (80) days prior thereto, not more than ten (10) days following the day on which notice of the date scheduled for the annual meeting is mailed or the day on which disclosure of that date is made, whichever is earlier.

         (c) A stockholder's notice to the Secretary under Section 2(b) shall set forth, as to each person whom the stockholder proposes to nominate for election as a Director (i) the name, age, business address and residence address of such person,
                 (ii) the principal occupation or employment of such person,
                 (iii) the number and class of shares of stock of the Corporation that are beneficially owned on the date of such notice by such person, and (iv) any other information relating to such person required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A under the Exchange Act, including but not limited to information required to be disclosed by
                 Schedule 14A of Regulation 14A, and any other information that the stockholder would be required to file with the Securities and Exchange Commission in connection with the stockholder's nomination of such person as a candidate for Director or the stockholder's opposition to any candidate for Director nominated by, or at the direction of, the Board of Directors. In addition to the above information, a stockholder's notice to the Secretary under Section 2(b) shall (A) set forth (i) the name and address, as they appear on the Corporation's books, of the stockholder and of any other stockholders that the stockholder knows or anticipates will support any candidate or candidates nominated by the stockholder, and (ii) the number and class of shares of stock of the Corporation that are beneficially owned on the date of such notice by the stockholder and by any such other stockholders, and (B) be accompanied by a written statement, signed and acknowledged by each candidate nominated by the stockholder, that the candidate agrees to be so nominated and to serve as a Director of the Corporation if elected at
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                                    PAGE 105

                 the annual meeting.

         (d) The Board of Directors, or a designated committee thereof, may reject any stockholder's nomination of one or more candidates for election as Directors if the nomination is not made pursuant to a stockholder's notice timely given in accordance with the terms of Section 2(b). If the Board of Directors, or a designated committee thereof, determines that the information provided in a stockholder's notice does not satisfy the requirements of Section 2(c) in any material respect, the Secretary of the Corporation shall notify the stockholder of the deficiency in the notice. The stockholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five (5) days from the date such deficiency notice is given to the stockholder, as the Board of Directors or such committee shall reasonably determine. If the deficiency is not cured within such period, or if the Board of Directors or such committee determines that the additional information provided by the stockholder, together with information previously provided, does not satisfy the requirements of Section 2(c) in any material respect, then the Board of Directors or such committee may reject the stockholder's notice.

         (e) Notwithstanding the procedures set forth in Section 2(d), if a stockholder proposes to nominate one or more candidates for election as Directors at an annual meeting, and neither the Board of Directors nor any committee thereof has made a prior determination of whether the stockholder has complied with the procedures set forth in this Section 2 in connection with such nomination, then the Chairman of the annual meeting shall determine and declare at the annual meeting whether the stockholder has so complied. If the Chairman determines that the stockholder has so complied, then the Chairman shall so state and ballots shall be provided for use at the meeting with respect to such nomination. If the Chairman determines that the stockholder has not so complied, then, unless the Chairman, in his sole and absolute discretion, determines to waive such compliance, the Chairman shall state that the stockholder has not so complied and the defective nomination shall be disregarded.

and by renumbering the existing Sections contained in Article III of this Corporation's Amended and Restated Bylaws as follows:

                 Section 2 is now Section 3
                 Section 3 is now Section 4
                 Section 4 is now Section 5
                 Section 5 is now Section 6
                 Section 6 is now Section 7
                 Section 7 is now Section 8.

Except as amended above, this Corporation's Amended and Restated Bylaws shall remain in full force and effect.

RESOLVED, FURTHER, that the officers of the Company are hereby authorized and directed to take such further actions and execute such further documents as may be deemed necessary in connection with the adoption of the amendment set forth in the above resolution.